Exhibit 99.2

Press Release

FOR IMMEDIATE RELEASE

ARI Announces Transition of Chief Financial Officer

Milwaukee, Wis., June 16, 2009 – ARI (OTCBB: ARIS), a leading provider of technology-enabled business solutions that connect equipment dealers, distributors and manufacturers, announced its agreement with Kenneth S. Folberg, the Company’s Chief Financial Officer, that as of June 16, 2009, Mr. Folberg will cease to act in that capacity, but will continue to work with the Company in a consulting role on special projects (including transition activities) during the next nine months in accordance with the terms of a new agreement between Mr. Folberg and the Company.

William C. Mortimore, Chairman of the Company’s Audit Committee, and Mr. Folberg have confirmed through their discussions that the change in Mr. Folberg’s role does not involve any issues concerning the integrity of the financial statements or with the Company’s internal controls over disclosure or financial reporting.

“I thank Ken for his contributions while he was at ARI, and wish him well in his future endeavors,” stated Roy W. Olivier, ARI’s President and Chief Executive Officer.

A nationwide search for a new Chief Financial Officer will begin immediately.  Brian E. Dearing, ARI’s Chairman of the Board, will assume the role of Acting CFO during the search process.  “We have an experienced financial staff in place, and I am confident that, under Brian’s leadership, we will not lose any momentum,” added Olivier.

About ARI

ARI is a leading provider of electronic parts catalogs and marketing services to dealers, distributors and manufacturers in the manufactured equipment markets. ARI currently serves approximately 100 manufacturers and 190 distributors worldwide. Additionally, ARI provides electronic parts catalogs, dealer websites and/or professional marketing services to more than 25,000 dealers in about a dozen segments of the worldwide equipment market including outdoor power, power sports, marine, recreation vehicles, appliance, agricultural equipment, floor maintenance, auto and truck after-market parts and construction. For more information on ARI, please visit our website:  www.arinet.com.

Contact:

Donna Wycklendt

ARI Network Services, Inc.

Tel: (414) 973-4331

Fax: (414) 973-4620

Email: wycklendt @arinet.com

 11425 WEST LAKE PARK  SUITE 900  MILWAUKEE, WI 53224-3025   414.973.4300   FAX 414.973-4357

_______________________________________________________________________________________www.arinet.com